Exhibit 5.1

Fort Lauderdale	One Southeast Third Avenue
Jacksonville	SunTrust International Center
Miami	28th Floor
New York	Miami, Florida 33131-1714
Orlando
Tallahassee	www.akerman.com
Tampa
Washington, DC	305 374 5600 tel 305 374 5095 fax
West Palm Beach

May 23, 2006

SBA Communications Corporation

5900 Broken Sound Parkway N.W.

Boca Raton, FL 33487

Ladies and Gentlemen:

We have acted as counsel for SBA Communications Corporation, a Florida corporation (the “Company”), in connection with the preparation of the (i) automatic shelf registration statement on Form S-3, Registration No. 333-133303 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”), on April 14, 2006 and immediately effective upon filing; (ii) prospectus, dated April 14, 2006, filed by the Company with the SEC as part of the Registration Statement (the “Prospectus”); (iii) prospectus supplement, dated May 1, 2006, filed by the Company with the SEC, relating to the offering of 17,059,336 shares (the “Selling Shareholder Shares”) of the Company’s Class A Common Stock, $.01 par value (the “Common Stock”), by AAT Holdings, LLC (the “May 2006 Prospectus Supplement”) and (iv) prospectus supplement, dated May 23, 2006, filed by the Company with the SEC, relating to the offering of 10,564,650 of the Selling Shareholder Shares by AAT Holdings, LLC (together with the May 2006 Prospectus Supplement, the “Prospectus Supplements”). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company, we have examined, considered and relied upon copies of the following documents: (1) the Company’s Fourth Amended and Restated Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws; (2) resolutions of the Company’s board of directors authorizing the issuance and sale of the Selling Shareholder Shares, the registration of the Selling Shareholder Shares, and related matters; (3) the Registration Statement and exhibits thereto; (4) the Prospectus; (5) the Prospectus Supplements and (6) such other documents and instruments that we have deemed necessary for the expression of the opinion contained herein. In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinion expressed below, we have relied solely on the representations or certificates of officers and/or directors of

SBA Communications Corporation

May 23, 2006

the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

Based upon the foregoing examination, we are of the opinion that the Selling Shareholder Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus comprising a part of the Registration Statement and the Prospectus Supplements. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Akerman Senterfitt